FIRST AMENDMENT TO
AMENDED AND RESTATED BYLAWS OF
RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)

This First Amendment (this “Amendment”) to Amended and Restated Bylaws of RxElite, Inc., a Delaware corporation (the “Corporation”), executed and effective this 7th day of February, 2008, was duly adopted at a meeting of the Board of Directors of the Corporation on February 7, 2008.

Article 3, Section 3.1 of the Bylaws is hereby deleted in its entirety and replaced with the following:

“The number of directors of the corporation shall not be less than one (1) nor more than ten (10) until changed by amendment of the Certificate of Incorporation or by a Bylaw amending this Section 3.1 duly adopted by the vote or written consent of holders of a majority of the outstanding shares or by the Board of Directors. The exact number of directors shall be fixed from time to time, within the limits specified in the Certificate of Incorporation or in this Section 3.1, by a bylaw or amendment thereof duly adopted by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of the holders of a majority of the outstanding shares entitled to vote, or by the Board of Directors.

With the exception of the first Board of Directors, which shall be elected by the incorporators, and except as provided in Section 3.3 of this Article III, the directors shall be elected by a plurality vote of the shares represented in person or by proxy, at the stockholders annual meeting in each year and entitled to vote on the election of directors. Elected directors shall hold office until the next annual meeting and until their successors shall be duly elected and qualified. Directors need not be stockholders. If, for any cause, the Board of Directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.”

Except as modified and amended hereby, the Bylaws of the Corporation remain in full force and effect with no further amendment or modification.

IN WITNESS WHEREOF, the undersigned hereby certifies, as of the date first set forth above, that this Amendment was duly adopted at a meeting of the Board of Directors of the Corporation on February 7, 2008, and that the Bylaws, as amended by this Amendment, were expressly ratified, confirmed and adopted thereunder.

RXELITE, INC.

By: /s/ Jonathan Houssian
Name: Jonathan Houssian
Title: President and Chief Executive Officer